                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant                      /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                     / /  Confidential, for Use of Commission Only (as
/X/  Definitive Proxy Statement                           permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                KENNAMETAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:

     -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------------------------------
     (5) Total fee paid:

     -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------

     (2) Form, Schedule or Registration No.:
                                            ------------------------------

     (3) Filing Party:
                      ------------------------------

     (4) Date Filed:
                    ------------------------------

                                KENNAMETAL INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 26, 1998

To the Stockholders of Kennametal Inc.:

     The Annual Meeting of Stockholders of Kennametal Inc. will be held at the Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 26, 1998, at 2:00 p.m., to consider and act upon the following matters:

     1. The election of three directors for terms to expire in 2001;

     2. The election of auditors for the fiscal year ending June 30, 1999; and

     3. Such other business as may properly come before the meeting.

     The Board of Directors has fixed Tuesday, September 8, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     David T. Cofer
                                                       Secretary

September 11, 1998

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 26, 1998

     This Proxy Statement is being furnished to the stockholders of Kennametal Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders which is scheduled to be held on October 26, 1998. Only holders of capital stock, par value $1.25 per share, of the Corporation ("Capital Stock") of record at the close of business on September 8, 1998, will be entitled to vote at the meeting. On that date there were 29,872,372 shares of Capital Stock outstanding and entitled to one vote per share. Any stockholder who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Secretary of the Corporation. The proxy also may be revoked by voting in person at the meeting or by delivering a later dated, signed proxy. The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors are elected by plurality vote and auditors are to be elected by the affirmative vote of at least a majority of the votes cast by stockholders present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650, and the date this Proxy Statement was mailed to stockholders was on or about September 21, 1998.

                             ELECTION OF DIRECTORS

     Three directors are to be elected to hold office as Directors of the Third Class for terms of three years, and until their successors are elected and qualified.

     The holders of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a stockholder has the right to multiply the total number of shares which the stockholder is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a stockholder will have the discretion to and may exercise such cumulative voting rights. The three individuals who receive the largest number of votes cast will be elected as Directors of the Third Class.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for terms of three years in the Third Class of Directors are A. Peter Held, Aloysius T. McLaughlin, Jr. and Larry Yost, who have served as directors since 1995, 1986 and 1987, respectively. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES. On April 8, 1998, the Board of Directors increased the number of directors to nine members, expanded the Second Class of Directors, whose terms expire in the year 2000, to three members, and elected Timothy S. Lucas a Director of the Second Class.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

                                                 PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                       AND DIRECTORSHIPS OF OTHER
     FIRST ELECTED (1)                     PUBLICLY-TRADED CORPORATIONS (2)
     -----------------                     --------------------------------
Nominees for Directors of the Third Class Whose Terms Expire in 2001

A. Peter Held                 President of Cooper Power Tools Inc., a division of Cooper
Age: 54                       Industries, Inc. (a manufacturer and marketer of industrial
Director since 1995           power tools), having served as Vice President and General
                              Manager International of its Champion Spark Plug Division
                              from 1992 to 1994.

Aloysius T. McLaughlin, Jr.   Retired, having served as Vice Chairman of Dick Corporation
Age: 63                       (a general contractor) from 1993 to 1995 and as President
Director since 1986           and Chief Operating Officer from 1985 until 1993. Director of JLK Direct Distribution Inc.

Larry Yost                    Chairman and Chief Executive Officer of Meritor Automotive
Age: 60                       Inc. (a provider of components for heavy vehicles), having
Director since 1987           previously served as President, Heavy Vehicle Systems,
                              Rockwell International Corporation from November 1994 until
                              March 1997 and as Senior Vice President of the Operations
                              Group of Allen-Bradley Company until November 1994.

Directors of the First Class Whose Terms Expire in 1999

Peter B. Bartlett             General Partner of Brown Brothers Harriman & Co. (private
Age: 64                       bankers). Director of Erie Indemnity Company, Erie Family
Director since 1975           Life Insurance Company and Erie Insurance Company.

Warren H. Hollinshead         Retired, having served as Executive Vice President of
Age: 62                       Westinghouse Electric Corporation (a technology-based
Director since 1990           manufacturing, communications and services company) during
                              1994, and as Executive Vice President--Chief Financial
                              Officer from January 1991 until March 1994.

Robert L. McGeehan            President of the Corporation since July 1989 and Chief
Age: 61                       Executive Officer since October 1991. Director of JLK
Director since 1989           Direct Distribution Inc.

Directors of the Second Class Whose Terms Expire in 2000

Richard C. Alberding          Retired, having served as Executive Vice President,
Age: 67                       Marketing and International, of Hewlett-Packard Company (a
Director since 1982           designer and manufacturer of electronic products for
                              measurement and computation). Director of Walker
                              Interactive Systems, Inc., Sybase, Inc., Digital Microwave
                              Corp., Paging Network, Inc., Quickturn Design Systems Inc.,
                              Digital Link Corporation, Storm Technology Inc. and JLK
                              Direct Distribution Inc.

                                                 PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                       AND DIRECTORSHIPS OF OTHER
     FIRST ELECTED (1)                     PUBLICLY-TRADED CORPORATIONS (2)
     -----------------                     --------------------------------
William R. Newlin (3)         Managing Director of Buchanan Ingersoll Professional
Age: 57                       Corporation (attorneys at law). Managing General Partner of
Director since 1982           CEO Venture Funds (private venture capital funds). Director of Black Box Corporation, National City Bank of
                              Pennsylvania, Parker/Hunter Incorporated and the Pittsburgh
                              High Technology Council. Chairman of the Board of Directors
                              of the Corporation and of JLK Direct Distribution Inc.

Timothy S. Lucas              Chairman since 1997 and President and Chief Executive
Age: 42                       Officer since 1990 of MacroSonix Corporation, which
Director since 1998           develops and licenses resonant macrosonic synthesis (RNS)
                              technologies.

---------

(1) Each current director has served continuously since he was first elected.

(2) Unless otherwise shown in the table, each person named has served in his principal occupation during the past five years.

(3) The law firm of which William R. Newlin is a member performed services for the Corporation during fiscal years 1998 and 1999.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held eleven meetings during the year ended June 30, 1998. The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Committee on Executive Compensation and a Nominating Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

     Executive Committee: The Executive Committee met four times during the past fiscal year. The Committee's duties include monitoring performance of the Corporation's business plan, reviewing certain business strategies and reviewing management performance and succession. The following directors currently comprise the Committee: William R. Newlin (Chairman), Peter B. Bartlett and Richard C. Alberding.

     Audit Committee: The Audit Committee met four times during the past fiscal year. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with the Corporation's code of business conduct and the independence of the public accountants. The Committee also reviews compliance with legal and regulatory and employee benefit plan reporting requirements and monitors critical management information systems. The Committee recommends to the Board of Directors for approval by the Board of Directors and the stockholders the election of the independent public accountants. The following directors currently comprise the Committee: Larry Yost (Chairman), A. Peter Held, Warren H. Hollinshead and Aloysius T. McLaughlin, Jr.

     Committee on Executive Compensation: The Committee on Executive Compensation met four times during the past fiscal year. The Committee's duties include the setting of compensation rates of the Corporation's officers, the determination of additional compensation, if any, to be awarded to such officers, and the administration of the Stock Option Plan of 1982, the Stock Option and Incentive Plan of 1988, the Stock Option and Incentive Plan of 1992 and the Stock Option and Incentive Plan of 1996. The following directors currently comprise the Committee: Richard C. Alberding (Chairman), Peter B.

Bartlett and Aloysius T. McLaughlin, Jr. The report of the Committee on Executive Compensation appears elsewhere in this Proxy Statement.

     Nominating Committee: The Nominating Committee met once during the past fiscal year. The Committee's duties include recommending to the Board of Directors nominees for directors to be elected at the Annual Meeting of Stockholders or to be elected to fill any vacancies in the Board of Directors which may occur. The Committee considers nominees recommended by stockholders. Pursuant to the By-Laws of the Corporation, stockholder recommendations of nominees for the Board must be submitted in advance of any meeting and must comply with certain requirements set forth in the By-Laws. See "Stockholder Proposals and Nominating Procedures" on page 15 of this Proxy Statement. The following directors currently comprise the Committee: A. Peter Held (Chairman), Warren H. Hollinshead and Timothy S. Lucas.

     Directors who are not employees of the Corporation each receive compensation from the Corporation for services as a director at an annual rate of $30,000. Members of the Audit Committee and members of the Committee on Executive Compensation who are not employees of the Corporation each receive additional annual compensation of $4,000. Nonemployee directors who are members of the Executive Committee receive a fee of $1,100 per Executive Committee meeting. Nonemployee directors who are members of the Nominating Committee receive a fee of $1,000 per meeting. Under the Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust"), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation's Directors Stock Incentive Plan, any director who is not an employee may elect to receive shares of the Corporation's Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any director who is not an employee may elect to receive credits, representing shares of the Corporation's Capital Stock ("Stock Credits") or Class A Common Stock of JLK Direct Distribution Inc., with respect to all or a portion of any consideration deferred pursuant to the Directors Stock Incentive Plan. Directors who are not employees of the Corporation also receive $50,000 of life insurance coverage which is paid for by the Corporation. Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors.

                         OWNERSHIP OF CAPITAL STOCK BY
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Capital Stock as of July 30, 1998, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

                                                                                           TOTAL
                                                                                         BENEFICIAL
                                                                                         OWNERSHIP
                                                      AMOUNT OF               STOCK      AND STOCK
NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP (1)(2)   CREDITS (7)    CREDITS
------------------------                     ---------------------------   -----------    -------
Richard C. Alberding.......................              6,336(3)                119        6,455
Peter B. Bartlett..........................              6,800                 5,964       12,764
A. Peter Held..............................              6,204                   447        6,651
Warren H. Hollinshead......................              8,005(4)                704        8,709
Timothy S. Lucas...........................                  0                     0            0
Robert L. McGeehan.........................            328,986(5)              5,983      334,969
Aloysius T. McLaughlin, Jr.................             25,695                 7,103       32,798
William R. Newlin..........................             79,215(6)             11,317       90,532
Larry Yost.................................              6,000                 4,501       10,501
Michael W. Ruprich.........................             38,272                     0       38,272
H. Patrick Mahanes, Jr.....................            105,173                 5,525      110,698
Richard J. Orwig...........................            113,527                 6,683      120,210
David B. Arnold............................             87,541                 3,155       90,696
Paul W. Jones..............................              3,000                     0        3,000
Directors and Executive Officers as a Group
  (18 persons).............................            970,695                54,066     1,024,761

---------

(1) The figures shown include 271,404, 34,834, 92,400, 94,393, 60,056 and
    743,970 shares over which Messrs. McGeehan, Ruprich, Mahanes, Orwig, and Arnold, and all directors and executive officers as a group, respectively, have the right to acquire within 60 days of July 30, 1998, pursuant to the Corporation's stock option plans. The figures shown include 6,000 shares over which each of Messrs. Alberding, Bartlett, Held, Hollinshead, McLaughlin and Yost, and 56,000 shares over which Mr. Newlin, respectively, have the right to acquire within 60 days of July 30, 1998, pursuant to the Corporation's stock option plans.

(2) Other than Mr. McGeehan, who beneficially owns 1.1% of the Capital Stock, no individual beneficially owns in excess of one percent of the Capital Stock. Directors and executive officers as a group beneficially own 3.3% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3) The figure shown includes 336 shares owned jointly by Mr. Alberding and his wife.

(4) All outstanding shares are owned jointly by Mr. Hollinshead and his wife.

(5) The figure shown includes 8,214 shares owned jointly by Mr. McGeehan and his wife.

(6) The figure shown includes 2,309 shares owned jointly by Mr. Newlin and his wife and 6,254 shares owned by Mr. Newlin's wife. Mr. Newlin disclaims beneficial ownership of shares owned by his wife.

(7) These amounts represent Stock Credits to which non-employee directors are entitled pursuant to the Directors Stock Incentive Plan described on page 4 and to which executive officers are entitled pursuant to the Corporation's Performance Bonus Stock Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers and one former executive officer of the Corporation (the "Named Executive Officers") whose aggregate direct remuneration exceeded $100,000 during the fiscal year ended June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                ANNUAL COMPENSATION     COMPENSATION    ALL OTHER
                                              -----------------------      AWARDS      COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)(1)   OPTIONS (2)     (3)(4)($)
     ---------------------------       ----   ---------   -----------   -----------     ---------
Robert L. McGeehan,                    1998    599,880      444,000        56,000          17,384
  President and                        1997    550,045      330,000        45,000          15,629
  Chief Executive Officer                                                  15,000(5)
                                       1996    513,025      240,000        20,000          25,793
Michael W. Ruprich,                    1998    380,765      220,000            --           7,745
  President,                           1997    264,508      120,000        12,500           5,045
  JLK Direct Distribution Inc.(6)                                         100,000(5)
                                       1996    197,968      103,696        11,000           5,045
H. Patrick Mahanes, Jr.,               1998    325,465      189,997        31,600           8,450
  Vice President,                      1997    306,295      122,500        15,000           5,750
  Chief Operating Officer              1996    285,765       98,000        15,000           5,750

Richard J. Orwig,                      1998    308,464      193,875        31,600          10,170
  Vice President,                      1997    284,880      150,000        15,000           5,970
  Chief Financial and                  1996    248,665      100,000        13,000           5,970
  Administrative Officer

David B. Arnold,                       1998    242,605      106,375        22,300           9,243
  Vice President and                   1997    232,045       62,500        10,000           7,167
  Chief Technical Officer              1996    221,577       52,500        11,000           7,151

Paul W. Jones,                         1998    155,769      254,250            --       1,392,889(8)
  President and Chief Executive
  Officer of Greenfield Industries,
  Inc.(7)

---------

(1) Includes, for Messrs. McGeehan, Mahanes, Orwig and Arnold bonuses paid partially or entirely in shares of Capital Stock or in Stock Credits as elected by the individual under the Corporation's Management Performance Bonus Plan. Under the Management Performance Bonus Plan, any portion of a bonus paid in shares of Capital Stock or in Stock Credits was increased by 25% of that value.

(2) Unless otherwise indicated, represents options to purchase shares of the Corporation's Capital Stock.

(3) This figure includes imputed income based upon premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation who elect to participate, a $500,000 term life insurance policy on the life of such officer until he reaches age
    65. For Mr. McGeehan, Mr. Orwig and Mr. Arnold, this figure also includes amounts paid for Medicare tax and income tax gross-up on supplemental pension benefit accrual.

(4) This figure includes amounts contributed by the Corporation under its Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan. The Corporation contributes to each participant's account an amount equal to one-half of that portion of the employee's contribution that does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in a fixed income fund, various equity funds (including the Corporation's Capital Stock) and balanced funds (consisting of both equity and fixed income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, which permit elective employee contributions on a pre-tax basis.

(5) Represents options to purchase shares of the Class A Common Stock of JLK Direct Distribution Inc.

(6) Mr. Ruprich was a Vice President of the Corporation from August 1, 1994 until July 2, 1997. He served as President of J&L America, Inc. ("J&L"), then a wholly owned subsidiary of the Corporation, from August 1, 1994 to September 1, 1996, and currently holds that office, having been reelected on May 1, 1997. In April 1997, the Corporation formed JLK Direct Distribution Inc. ("JLK") to hold J&L and the Corporation's full service supply programs. In July 1997, JLK effected an initial public offering of its Class A Common Stock as a result of which the Corporation now owns approximately 82.5% of all outstanding shares of common stock of JLK. Mr. Ruprich has been President of JLK since its formation.

(7) The information provided with respect to Mr. Jones is for the period from November 18, 1997 (the date upon which Greenfield Industries, Inc. became a wholly-owned subsidiary of the Corporation) through June 30, 1998.

(8) This figure includes amounts paid as severance under Mr. Jones' employment agreement entered into with Greenfield Industries, Inc. prior to its acquisition by the Corporation.

EMPLOYMENT AGREEMENTS

     The Corporation has agreements with four (4) of the Named Executive Officers and three (3) other executive officers whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, they will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without cause or following a change in control), and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change in control of the Corporation, and, in the case of Mr. Ruprich, occurring either before or after a change in control of the Corporation or JLK.

     In the event of termination of his employment by the officer's employer prior to a change in control, each officer would receive as severance pay an amount equal to three months' base salary at the time of such termination. In the event of termination by the officer prior to a change in control, or without good reason following a change in control, no severance payments will be made. In general, in the event of termination of employment after a change in control by the officer for good reason or by the employer other than for cause or disability, each officer would receive as severance pay 2.8 times the sum of (i) his respective annual base salary at the date of termination or, at the officer's election, his salary as of the beginning of the month preceding the month in which the change in control occurs, and (ii) the average of any bonuses which he was entitled to or paid during the three most recent fiscal years ending prior to the date of termination or, at the officer's election, the average of any bonuses which the officer was entitled to or paid for the three fiscal years preceding the fiscal year in which the change in control occurred. In addition, for a three year period the officer would receive the same medical and group insurance benefits that he received at the date of termination. The officer also would receive three years of additional credit for purposes of computing benefits under the Corporation's retirement and supplemental retirement plans.

STOCK OPTIONS

     The Kennametal Inc. Stock Option and Incentive Plan of 1988 (the "1988 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,000,000 shares of the Capital Stock of the Corporation. The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the "1992 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,650,000 shares (gross) and 1,109,255 shares
(net) of the Corporation's Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1996 (the "1996 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,500,000 shares of the Corporation's Capital Stock. Although options are still outstanding under the Kennametal Inc. Stock Option Plan of 1982, as amended, no further grants of options may be made under that plan.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted or, in the case of the non-qualified stock options granted under the 1992 Plan and the 1996 Plan, at not less than 75% of the fair market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the Committee administering the plan, by delivering shares of the Corporation's Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. Under the 1988 Plan and 1996 Plan, any shares of the Corporation's Capital Stock delivered as payment, in whole or in part, of the purchase price must have been held by the optionee for at least six months.

     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANT
                          -------------------------------------------------------
                            NUMBER OF
                           SECURITIES      % OF TOTAL
                           UNDERLYING       OPTIONS      EXERCISE OR                GRANT DATE
                             OPTIONS       GRANTED IN    BASE PRICE    EXPIRATION     PRESENT
NAME                      GRANTED(1)(#)   FISCAL YEAR     ($/SHARE)       DATE      VALUE(2)($)
----                      -------------   -----------     ---------       ----      -----------
Robert L. McGeehan......     56,000            7.7         48.5625      07/30/07       758,650
Michael W. Ruprich......          0             --              --            --            --
H. Patrick Mahanes,
  Jr....................     31,600            4.3         48.5625      07/30/07       428,100
Richard J. Orwig........     31,600            4.3         48.5625      07/30/07       428,100
David B. Arnold.........     22,300            3.1         48.5625      07/30/07       302,110
Paul W. Jones...........          0             --              --            --            --

---------

(1) Options with respect to the Corporation's Capital Stock were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant and require the optionee to hold ten percent of the shares received from any exercise for a one-year period from the date of exercise.

(2) Based on the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation's Capital Stock include the following: a risk-free interest rate of 6.12% (the rate applicable to a ten-year treasury security at the time of the award); a dividend yield of 1.59% (the annualized yield at the date of grant); volatility of 23.8% (calculated using daily stock returns for the twelve-month period preceding the option award); and a stock price at date of grant of $48.5625 (the exercise price at which these options were granted was equal to the fair market value of the Capital Stock on the date of grant). The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $13.55 per share.

    The ultimate value of the options will depend on the future market price of the stock of the Corporation which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the relevant stock over the exercise price on the date the option is exercised. No adjustments were made for forfeitures or vesting restrictions on exercise.

     The following table sets forth information concerning options to purchase the Corporation's Capital Stock held by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF
                                                              SECURITIES           VALUE OF
                                                              UNDERLYING          UNEXERCISED
                                                              UNEXERCISED        IN-THE-MONEY
                                                           OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                             YEAR END (#)        YEAR END ($)
                          SHARES ACQUIRED      VALUE         EXERCISABLE/        EXERCISABLE/
NAME                      ON EXERCISE (#)   REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE
----                      ---------------   ------------     -------------       -------------
Robert L. McGeehan......       7,007          215,872       271,404/21,352     3,582,446/529,797
Michael W. Ruprich......           0                0             34,834/0             380,959/0
H. Patrick Mahanes,
  Jr....................       9,000          273,375             92,400/0             867,350/0
Richard J. Orwig........           0                0             94,393/0             925,856/0
David B. Arnold.........      13,000          299,000             60,056/0             516,102/0
Paul W. Jones...........           0                0                  0/0                   0/0

RETIREMENT BENEFITS

     The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan and agreements providing supplemental retirement benefits under various assumptions as to salary and years of service to employees in higher salary classifications. The amounts shown have not been adjusted for Social Security offset.

                               PENSION PLAN TABLE

               ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED SERVICE INDICATED
 ANNUALIZED    ------------------------------------------------------------------------
COMPENSATION        15             20             25             30             35
------------        --             --             --             --             --
  $75,000        $ 22,500       $ 30,000       $ 37,500       $ 41,250       $ 45,000
  100,000          30,000         40,000         50,000         55,000         60,000
  150,000          45,000         60,000         75,000         82,500         90,000
  200,000          60,000         80,000        100,000        110,000        120,000
  250,000          75,000        100,000        125,000        137,500        150,000
  300,000          90,000        120,000        150,000        165,000        180,000

     Pursuant to the Kennametal Inc. Retirement Income Plan, annual benefits payable upon retirement to eligible salaried employees are calculated based upon a monthly benefit equal to 2% of Covered Compensation for each year of credited service up to a maximum of twenty-five years, plus 1% of Covered Compensation for each year of credited service over twenty-five years, less 1.5% of the primary monthly Social Security benefit payable for each year of credited service up to a maximum of 33 years (50% of the monthly Social Security benefit). Covered Compensation is based on average monthly earnings, consisting solely of base salary and bonus (which amounts for the past three fiscal years are included in the Salary and Bonus columns of the Summary Compensation Table), for the nine years out of the last twelve years of service immediately preceding retirement during which the highest compensation was received. The entire cost of the plan is paid by the Corporation. Under the Internal Revenue Code, certain limits are imposed on payments under the plan. Payments in excess of the maximum annual pension benefits payable under this plan to the Named Executive Officers and certain other executive officers would be paid pursuant to agreements with such individuals providing for the annual payment of supplemental retirement benefits, as more fully described under the section "Employment Agreements" above.

     As of June 30, 1998, the credited years of service under the Retirement Income Plan for the Named Executive Officers were approximately: Robert L. McGeehan, 25 years; Michael W. Ruprich, 9 years; H. Patrick Mahanes, Jr., 13 years; Richard J. Orwig, 14 years; and David B. Arnold, 19 years.

     Annualized Covered Compensation as of June 30, 1998, for purposes of the retirement benefits under the Retirement Income Plan for the Named Executive Officers is as follows: Robert L. McGeehan, $152,221; Michael W. Ruprich, $139,701; H. Patrick Mahanes, Jr., $151,111; Richard J. Orwig, $147,507; and David B. Arnold, $151,111.

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     In connection with the initial public offering of approximately 20 percent of the common stock of JLK, the Corporation's industrial supply subsidiary, the Corporation offered to its directors, officers and certain employees and others the ability to purchase and such persons purchased in the aggregate approximately 270,000 shares (1 percent) of the Class A Common Stock of JLK at the initial public offering price ($20 per share) of JLK's Class A Common Stock. The purchasers included the following executive officers and directors of the
Corporation: Robert L. McGeehan --10,000 shares; Michael W. Ruprich --7,500 shares; Richard J. Orwig --10,000 shares; six other executive officers --41,900 shares; William R. Newlin --20,000 shares; Richard C. Alberding --1,000 shares; Aloysius T. McLaughlin, Jr. --2,500 shares; A. Peter Held --1,000 shares and Warren H. Hollinshead --1,100 shares.

                        REPORT OF THE BOARD OF DIRECTORS
                      COMMITTEE ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

     - To link the interests of executives and managers to the interests of the stockholders and other potential investors.

     - To provide incentives for working toward increasing the market value of the Corporation's stock and to increase stockholder value through value management.

     - To provide incentives for strategic vision and decision-making that will promote the longer-term health and viability of the Corporation.

     - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

     - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of (1) a long-term element,
(2) annual performance rewards, (3) basic compensation, and (4) executive ownership goals.

     - The primary vehicles for providing long-term incentives are the Corporation's stock option plans. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of stockholders and executives are tied together by the market value of the stock.

     - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

      -- The Management Performance Bonus Plan for executives and managers, is designed to closely tie bonus awards to corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, strategies, and stockholder value creation. The Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

      -- The annual Base Salary Merit Increase Review for executives and managers provides rewards for more qualitative achievements in innovation, quality, service to the customer, and leadership. Consideration is given to competitive salary increases that are being awarded by other industrial firms, as indicated by published salary surveys.

     - Basic compensation, for executives, is intended to be competitive in the employment market and is designed to attract, retain, and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed benefit plans, minor executive perquisites, and the Supplemental Executive Retirement Plan.

     - In 1995, executive stock ownership goals were established by the Chief Executive Officer, ratified by the Board of Directors Committee on Executive Compensation, and presented to the Board of Directors. The ownership goals are voluntary but very much encouraged.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     - The Chief Executive Officer, Mr. Robert L. McGeehan, received a stock option grant of 56,000 shares on July 31, 1997. The option price was the average of the high and low market prices on the date of the award. Ten percent of shares exercised must be held in ownership for a period of one year following the exercise date. On July 28, 1997, the option award was approved by the Board of Directors.

     - Under the plan design of the Management Performance Bonus Plan for Fiscal Year 1998, a stockholder value creation target and a bonus pool were calculated by management and approved by the Board of Directors. Based on the actual level of stockholder value creation in Fiscal Year 1998 and on specific personal achievements, the Committee recommended a bonus award of $370,000 for the Chief Executive Officer. On July 27, 1998, Mr. McGeehan's bonus award was approved by the Board of Directors.

     - Mr. McGeehan's base salary was reviewed by the Board of Directors Committee on Executive Compensation in January 1998. In recognition of Mr. McGeehan's leadership and performance as Chief Executive Officer of the Corporation, and in consideration of competitive salary survey data, the Committee recommended a base salary increase to $650,000, effective February 1, 1998. The increase was approved by the Board of Directors on January 26, 1998. The base salary increase, the aforementioned bonus award, and the aforementioned stock option award, constituted a coordinated compensation program for Mr. McGeehan's leadership in performance of certain corporate value creation goals, and in the general growth and performance of the Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

     - Stock options were awarded to certain executive officers and others, on July 31, 1997 for the purpose of providing an incentive for managing the continuing performance and value of the Corporation. The awards, as recommended by the Chief Executive Officer, were approved by the Board of Directors Committee on Executive Compensation on July 27, 1997.

     - Individual executive officer bonus awards were determined by corporate performance (actual value creation vs. planned value creation), by unit performance, and by individual performance. The awards, as recommended by the Chief Executive Officer, were approved by the Board of Directors Committee on Executive Compensation on July 26, 1998.

     - Base salary performance increases for certain corporate executive officers were approved by the Board of Directors Committee on Executive Compensation on January 25, 1998. The individual increases, as recommended by the Chief Executive Officer and approved by the Committee, were based on individual performance and competitive salary survey data.

                                            Committee on Executive Compensation:

                                            Richard C. Alberding, Chairman
                                            Peter B. Bartlett
                                            Aloysius T. McLaughlin, Jr.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares cumulative total stockholder return on the Corporation's Capital Stock with the cumulative total stockholder return on the common equity of the companies in the Standard & Poor's Mid-Cap 400 Market Index (the "S & P Mid-Cap") and a peer group of companies determined by the Corporation (the "Peer Group") for the period from July 1, 1993 to June 30, 1998. The Peer Group consists of the following companies: Binks Sames Corporation; Brown & Sharpe Manufacturing Co.; Cincinnati Milacron Inc.; Federal Screw Works Inc.; Federal-Mogul Corp.; Gleason Corp.; Kaydon Corp.; Monarch Machine Tool Company Inc.; Newcor Inc.; Regal-Beloit Corp.; Snap-On Incorporated; SPS Technologies, Inc.; The L. S. Starrett Company; and Timken Co.

              Measurement Period                   KENNAMETAL         S&P MID-            PEER
            (Fiscal Year Covered)                     INC               CAP              GROUP
1993                                                 100.00            100.00            100.00
1994                                                 151.01             99.94            100.56
1995                                                 216.32            122.27            114.61
1996                                                 216.94            148.66            129.96
1997                                                 279.31            183.34            181.86
1998                                                 274.90            233.12            210.22

     The above graph assumes a $100 investment on July 1, 1993, in each of Kennametal Inc. Capital Stock, the S & P Mid-Cap and the Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information publicly available to the Corporation as of August 24, 1998.

                                                       PERCENT OF
                                       NUMBER OF      OUTSTANDING
NAME AND ADDRESS                        SHARES      CAPITAL STOCK(1)
----------------                        ------      ----------------
Morgan Stanley Dean Witter & Co.        2,305,505(2)       7.7%
1585 Broadway
New York, NY 10036

Franklin Resources, Inc.                1,671,600(3)       5.6%
777 Mariners Island Blvd.
San Mateo, CA 94404

PRIMECAP Management Company             1,600,400(4)       5.4%
225 South Lake Ave.#400
Pasadena, CA 91101-3005

---------

(1) Based on the number of shares outstanding as of September 8, 1998.

(2) Based upon information provided by the holder, Morgan Stanley Dean Witter & Co. is a registered investment advisor and holds shared voting power over 2,025,555 shares, and shared dispositive power over all shares. Miller Anderson & Sherrerd, LLP, an indirect, wholly-owned subsidiary of Morgan Stanley Dean Witter & Co., is a registered investment advisor and holds shared voting power over 1,349,744 shares, and shared dispositive power over all shares.

(3) Based upon information provided by the holder, Franklin Resources, Inc. is the parent corporation of Franklin Mutual Advisers, Inc., a registered investment advisor with sole voting power and sole dispositive power over all shares.

(4) According to Amendment No. 3 to Schedule 13G dated February 10, 1998, PRIMECAP Management Company is a registered investment advisor. All shares are held with sole voting power and sole dispositive power.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the stockholders, proxies will be voted for the election of Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending June 30, 1999. The affirmative vote of the holders of at least a majority of the shares cast at the meeting is required to elect such firm as auditors. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S AUDITORS.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO STOCKHOLDERS AFTER SEPTEMBER 30, 1998. A STOCKHOLDER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, KENNAMETAL INC., 1600 TECHNOLOGY WAY, P.O. BOX 231, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the annual meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the holders of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson & Company Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other stockholders of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $25,000.

STOCKHOLDER PROPOSALS AND NOMINATING PROCEDURES

     Stockholders who intend to submit a proposal for inclusion in the Corporation's 1999 Proxy Statement for consideration at the Annual Meeting of the Stockholders of the Corporation to be held in October 1999, must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 21, 1999. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all stockholder proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices prior to July 1, 1999, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 1999 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no earlier than May 1, 1999 and prior to July 1, 1999. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating stockholder. Any stockholder may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

PROXY                                                                      PROXY

                                KENNAMETAL INC.
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints Robert L. McGeehan, Peter B. Bartlett and William R. Newlin, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Kennmetal Inc. to be held at the Technology Center, located on Route 981 South, (recently designated "Technology Way") approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 26, 1998 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I
                       AND FOR THE ELECTION OF AUDITORS.


                                     (Over)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                            Please mark
                                                            your vote as   [ X ]
                                                            indicated in
                                                            this example

I. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 2001


    Vote FOR ALL          WITHHOLD          Nominees: A. Peter Held, Aloysius T. McLaughlin, Jr. and Larry Yost
   NOMINEES listed        AUTHORITY         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, WRITE
  (except as shown     to vote FOR ALL      NOMINEE'S NAME ON THE LINE PROVIDED BELOW):
   to the contrary)    NOMINEES Listed.
                                            ------------------------------------------------------------------------------
      [    ]               [    ]


II. ELECTION OF AUDITORS


    FOR        AGAINST       ABSTAIN                          This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I above and FOR the election of auditors. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

                                                              Dated:                                                          , 1998
                                                                    ----------------------------------------------------------

                                                              ----------------------------------------------------------------------

                                                              ----------------------------------------------------------------------

                                                              Sign exactly as addressed, but if executed for a corporation, minor, etc., sign that name and signature and capacity of authorized signer.


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                                                                 KENNAMETAL INC.

September 11, 1998

Dear Kennametal Inc. Stockholder:

The 1998 Annual Meeting of the Stockholders of Kennametal Inc. will be held at 2:00 p.m. on Monday, October 26, 1998, at Technology Center, located on Route 981 South, (recently designated "Technology Way") approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania.

I cordially invite you to attend.

Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

Sincerely,



--------------------
William R. Newlin
Chairman of the Board
Kennametal Inc.